Exhibit 99.2

Earnings Conference Call February 19, 2009

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for the 4th quarter and full year 2008. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

The fourth quarter of 2008 was not an easy quarter for VASCO, due to the combined financial crisis and the worldwide recession. Nevertheless, we were able to stay profitable in Q4. As a result, 2008 was the best year in the company’s history, in terms of revenue and net income.

Revenues for the quarter and the year were $28.9 million and $133.0 million, a decrease of 7% compared with the 4th quarter of 2007, and an increase of 11% compared to full-year 2007. Q4 2008 was also our 24th consecutive positive quarter in terms of operating income and cash flow. Our gross profit was 65% for the quarter and 69% for full year 2008. Operating income was 6% of revenue for the quarter and 21% for the full year 2008.

During the quarter, we sold an additional 355 new accounts, including 37 new banks, and 318 new enterprise security customers. This compares to the fourth quarter a year ago in which we sold 651 new accounts, including banks and enterprise security customers. We now have over 1,200 banks and approximately 7,000 enterprise security customers in more than 110 countries.

Despite an even deeper recession looming, and an increasing uncertainty about the short to mid-term business climate in general, we believe that VASCO is well positioned to weather the storms that might be ahead AND to be successful in these difficult times.

Our business strategy for 2009 is clear. We communicated this strategy in our January 6 Conference Call regarding our full year 2008 revenue. VASCO’s management is taking decisive action to be successful in 2009. First, VASCO is increasing its focus on its more productive markets. These include the growing financial markets of Brazil, Russia, India and China (BRIC) and the more mature markets of EMEA and South-East Asia, where we continue to sell to the financial and non-financial industries. Second, VASCO is initiating a cost containment program intended to respond to these difficult economic times and to maintain a profitable business.

VASCO is a solid, stable and strong company, and we have several advantages that we believe reduce risk in a period of economic recession. For example, our business mix allows us to develop several sources of revenue. The banking sector brings us high volumes with lower margins, while the enterprise and application security markets bring us lower volumes with higher margins.

Additionally, the geographic diversity of our revenue is an important advantage for VASCO. We are a truly global company, with customers in more than 110 countries. That means we can focus our efforts on markets that are not impacted as much by the current global economic challenges. This makes us less vulnerable to local or regional events.

Thanks to our business mix and our global spread, we can focus on markets that are less impacted by the crisis.

Here are some examples:

Our success in e-gaming demonstrates our ability to win business in new verticals. Our focus on the banking market in the BRIC (Brazil, Russia, India, China) countries allows us to continue our success within the financial sector.

Over the past few years, VASCO has dramatically reduced its dependency on one or more very large customers in order to make its numbers. Cliff Bown can give you more detailed figures, but for both the full year 2008 and 2007 no one customer contributed more than 10% to VASCO’s overall revenue.

Our balance sheet has never been stronger. Our assets grew significantly in 2008. At December 31, 2008, we have over $57 million in cash, an increase of almost $19 million for the year. Our cash position, combined with no debt, provides us with a solid base to invest in our success, to overcome difficult times and to strengthen our leadership position.

I believe that VASCO’s corporate culture will be the key to our success in 2009. And, we don’t need to re-invent ourselves. We’re still flying coach. Our execution, flexibility and focus are important attributes in these times of economic challenge. We will continue to focus on the execution of our strategy, control our costs and invest intelligently as opportunities arise.

Our main objective for 2009 is profitability. We believe we are well prepared to achieve that objective.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Thank you, Ken.

Ladies and gentlemen, Q4 2008 was a difficult quarter for VASCO, due to the financial crisis and the recession. Nevertheless, it was a profitable quarter.

As you are all aware, the financial sector was in a state of uncertainty during the last months of last year. For that reason, we experienced important delays in orders from banks in an unprecedented high number of our key markets. This does not mean that these orders are lost. We expect to receive most of them during 2009.

In addition to the financial crisis, there is the worldwide recession. Our U.S. business was hit especially hard by the combination of financial crisis and recession.

As a reaction, VASCO has implemented a cost containment program and a strategic focus on a number of key markets, VASCO’s mature markets and the so-called BRIC-countries.

VASCO’s mature markets are markets in which VASCO is successful in retail banking, servicing a high number of the market’s households with secure online banking. In these markets, we use the high profile we enjoy thanks to the banks, to bring “banking level security” to other sectors, including Enterprise & Application security and e-government. We have these kinds of markets primarily in EMEA and South-East Asia.

In the so-called BRIC countries (Brazil, Russia, India and China), we aim primarily at the banking market, although we are making fast progress in some of the BRIC-countries in Enterprise Security too.

With regards to people, we have slowed down our hiring process and we are focusing on people that are directly available and immediately up to speed. Currently, we have not planned any structural lay-offs.

Despite the cost containment efforts, we are planning more events than ever. We spend our money smartly, and aim at cost-effective and low-budget events that generate business. In Q1, VASCO has planned over thirty external events. The vast majority of these events are organized by VASCO, although we are also present at events such as the Mobile conference in Barcelona and CeBIT in Hanover.

As always, VASCO is not interested in art for art’s sake. If we organize an event or participate in a trade show, it’s to do business. We want to do more with less money. We have been there before, and we are good at it, thanks to our down-to-earth mentality and the flexibility of our organization.

If we look at the full-year 2008, we can only state that it was a good year.

•	the percentage of non-hardware revenue was never this high

•	enterprise security is growing quickly in our mature markets

•	we broadened our product range tremendously.

•	In Q4 alone, we launched or revamped products such as Digipass for Mobile, the Digipass CertiID/Digipass Key1 PKI-solution, Digipass 835 & Digipass 865, aXs GUARD Identifier and aXs GUARD Gatekeeper.

•	In addition, we expanded our SEAL e-learning academy.

We expect that all these investments will contribute to VASCO’s business during the year 2009. They also enable us to tackle market segments we weren’t able to enter before.

Despite challenging market conditions, our vision works.

We are determined to keep this company successful in 2009.

Thank you

Introduce Cliff Bown:

At this time I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer.

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the fourth quarter of 2008 were $28.9 million, a decrease of $2.2 million or 7% from the fourth quarter of 2007. For the full year, revenues were $133.0 million, an increase of $13.0 million or 11% over the comparable period in 2007.

In the fourth quarter of 2008 revenues from both the Banking and Enterprise Security markets were 7% lower than in the fourth quarter of 2007.

The increase in revenue for the full year 2008 reflected a 9% increase over the prior year from the Banking market and a 22% increase over the prior year from the Enterprise Security market.

Changes in currency rates, especially the Euro vs the U.S. dollar, continue to affect the comparison of revenues. In the fourth quarter of 2008, the U.S. dollar compared to the Euro was approximately 8% stronger than in the fourth quarter of 2007. Conversely, for the full year 2008, the U.S. dollar compared to the Euro was approximately 8% weaker than for the full year 2007. We estimate that revenues in the fourth quarter were $1.6 million lower than they would have been had the rates not changed. For the full year of 2008, we estimate that revenues were approximately $4.2 million higher than they would have been had the exchange rates in 2008 been the same as in 2007. Excluding the estimated impact of currency, revenues were approximately 2% lower in the fourth quarter and approximately 7% higher for the full year than in the comparable periods of 2007.

The distribution of our revenue between our two primary markets, Banking and Enterprise Security, was approximately 82% from Banking and 18% from Enterprise Security in the fourth quarter of both 2008 and 2007, as well as for the full year 2008. For the full year 2007, approximately 84% of our revenues came from Banking market and 16% came from Enterprise Security market.

Our revenues continue to come predominately from outside of the U.S. The geographic distribution of our revenue in the fourth quarter was approximately 69% from EMEA (i.e., Europe, Middle East and Africa), 5% from the U.S., 6% from Asia Pacific and the remaining 20% from other countries with the largest contribution coming from South America.

The geographic distribution of our revenue for both the full year of 2008 and 2007 was approximately 67% from EMEA, 6% from the U.S., 8% from Asia Pacific and the remaining 19% from other countries.

Gross profit as a percentage of revenue for the fourth quarter and full year of 2008 was approximately 65% and 69%, respectively. The rate in 2008 compares to the 69% and 66% reported for the fourth quarter and full year of 2007, respectively.

The decrease in gross profit as a percentage of revenue for the fourth quarter of 2008 compared to 2007 is primarily attributable to four factors, two that had a negative impact and two that had a positive impact. The two negative factors included:

•	An impairment charge of $1.3 million related to development costs of a project that did not result in revenues as expected in 2008 and

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The strengthening of the U.S. dollar vs the Euro in Q4 2008 compared to Q4 2007 impacted our gross margin rate negatively. We estimate that the change in currencies rates reduced our gross margin percentage by approximately 1.9 percentage points.

These two negative factors were partially offset by the following two positive factors:

•	Our non-hardware revenues increased to 32% of our total revenue in Q4 2008 vs 17% in Q4 2007, and

•	Our card readers, which have a lower gross margin than our other product lines, were approximately 11% of total revenue in Q4 2008 compared to approximately 25% of our total revenue in Q4 2007.

For the full year 2008 vs 2007, the increase in gross profit as a percentage of revenue is primarily attributable to four positive factors, partially offset by the aforementioned impairment charge. The four positive factors were:

•	Our non-hardware revenue was 25% of our total revenue in 2008 vs 14% of total revenue in 2007,

•	Card readers, as a percentage of total revenue, were 14% in 2008 compared to 25% in 2007,

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Revenue from the Enterprise Security market, which has gross margins that are approximately 20 percentage points higher than revenue from the banking market, increased from 16% of total revenue in 2007 to 18% of total revenue in 2008, and

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The U.S. dollar vs the Euro was approximately 8% weaker for the full year 2008 compared to the full year 2007. We estimate that the change in currency rates resulted in a one percentage point improvement in gross profit as a percentage of revenue.

Operating expenses for the fourth quarter of 2008 were $16.9 million, an increase of $2.3 million or 16% from the fourth quarter of 2007. Operating expenses for the full year of 2008 were $63.8 million, an increase of $15.6 million or 32% from full year 2007.

Operating expenses for the fourth quarter and full year of 2008 included $833,000 and $3.1 million, respectively, related to stock-based incentive plans. Stock-based incentive plan expenses in the fourth quarter and full year of 2007 were $688,000 and $2.2 million, respectively.

It should also be noted that the comparison of operating expenses for the fourth quarter 2008 to 2007 was positively impacted by changes in currency rates while the comparison of full year 2008 vs 2007 were negatively impacted by changes in currency rates. We estimate that expenses were $1.1 million or 6% lower for the quarter and $3.2 million or 5% higher for the full year than they would have been had the exchange rates in 2008 been the same as in 2007.

For the fourth quarter, operating expenses increased by $1.5 million, or 19% in sales and marketing, $19,000 or 1% in research and development, and $861,000 or 26% in general and administrative when compared to the fourth quarter in 2007. The majority of the increase in the sales and marketing area was related to the Company’s increased investment in sales staff, the increase in non-cash compensation and the cost associated with the opening of sales offices in Brazil, Japan and India partially offset by the benefit from the change in currency rates. The slight increase in R&D costs reflected increased compensation expenses related to increased headcount largely offset by the change in currency rates. The increase in the general and administrative expense primarily reflected the increased headcount and related compensation expenses, non-cash compensation, professional fees, travel expenses and recruiting costs partially offset by the benefit from the change in currency rates.

For the full year of 2008, operating expenses increased by $8.2 million, or 30% in sales and marketing, $2.2 million or 23% in research and development, and $5.7 million or 54% in general and administrative when compared to the same period in 2007. The reasons for the increases in expense for the full year are generally the same as for the fourth quarter except that the difference in currency rates increased expense for full year 2008 compared to 2007.

Operating income for the fourth quarter of 2008 was $1.8 million, a decrease of $4.5 million or 71% from the $6.3 million reported in the fourth quarter of 2007. For the full year, operating income was $28.1 million in 2008, a decrease of $2.8 million or 9% from the $30.9 million reported in 2007

Operating income as a percent of revenue, or operating margin, was 6% for the fourth quarter and 21% for the full year 2008. In 2007, our operating margins were 20% for the fourth quarter and 26% for the full year. The decrease in operating margin in the fourth quarter 2008 compared to 2007 reflected the combination of lower than expected revenues combined with increased investments in our infrastructure, which were planned prior to the quarter. The decline in the operating margin for full year 2008 compared to 2007 is attributable to our planned and previously discussed increased investment in our infrastructure that is needed to support future growth.

The Company reported an income tax benefit of $411,000 for the fourth quarter and income tax expense of $4.6 million for the full year of 2008. The tax benefit in the fourth quarter reflected the adjustment on a year-to-date basis of our full year effective tax rate from 19% to 16%. The reduction in the rate was primarily due a benefit of $776,000 recorded to reverse a reserve recorded in previous periods related to the benefit of a tax net operating loss carryforward (or “NOL”) of one of our foreign subsidiaries. During the fourth quarter, in part due to cash management strategies that we implemented in the fourth quarter, we determined that it is more likely than not that the benefit of the NOL would be realized.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) was $2.9 million for the fourth quarter and $31.3 million for the full year of 2008. EBITDA was $4.1 million or 58% lower in the fourth quarter and $2.2 million or 7% lower than in the full year of 2007.

The makeup of our workforce as of December 31, 2008 was 310 people worldwide with 176 in sales, marketing and customer support, 87 in research and development and 48 in general and administrative. The average headcount for the fourth quarter of 2008 was 69 persons or 30% higher than the average headcount for the fourth quarter of 2007. The average headcount for the full year of 2008 was 60 persons or 28% higher than the average headcount for the same period in 2007.

On the balance sheet, our cash and working capital balances increased during the fourth quarter of 2008. As of December 31, 2008, our cash balance was $57.7 million, an increase of $7.0 million, or 14% from $50.7 million at September 30, 2008 and an increase of $18.9 million, or 49%, from $38.8 million at December 31, 2007. As of December 31, 2008, our working capital balance was $76.7 million, an increase of $2.9 million, or 4% from $73.8 million at September 30, 2008 and an increase of $24.2 million, or 46%, from $52.4 million at December 31, 2007. We had no debt outstanding during the fourth quarter of 2008.

During the quarter, our Days Sales Outstanding in accounts receivable increased to 79 days as of December 31, 2008 from 69 days at September 30, 2008 and from 76 days at December 31, 2007. The increase in DSO was primarily related to the timing of when sales were made in the quarter.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Ken Hunt Final Remarks:

Summing up, 2008 was a remarkable year that ended in economic turmoil. Overall, it was the best in the Company’s history in terms of revenue, net income and cash flow, which was almost $19 million. But the year ended abruptly with the world falling into a recession and orders delayed into 2009. Given the uncertainty created by the continued turmoil in the worldwide economy, VASCO has decided to temporarily discontinue its practice of providing annual guidance.

While the outlook for 2009 is uncertain, we expect to be profitable in 2009 and we believe that our strong balance sheet and our business model put us in a strong position to continue to move our business forward in 2009.

Ladies and gentlemen, thank you for your attendance today. I look forward to your participation in our next Earnings Conference Call for Q1, 2009. As always, you can rely on VASCO’s people to do their very best!